Exhibit 23.3

KPMG Assurance
KPMG S.p.A. Plazza Vittorio Veneto, 1 I-50123 FLORENCE (FI)	Telephone +39 (055) 21391 Telefax +39 (055) 215824

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Dresser, Inc.

        We consent to the use of our report dated June 29, 2004, with respect to the balance sheets of Nuovo Pignone Distribution, a division of Nuovo Pignone S.p.A., as of December 31, 2003, 2002 and 2001, and the related statements of income, invested equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2003, included herein and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG SpA

Florence
September 2, 2004